Exhibit 99.2

Conference Call Transcript

POS - Q3 2006 Catalina Marketing Corporation Earnings Conference Call

Event Date/Time: Jan. 26. 2006 / 10:00AM ET

CORPORATE PARTICIPANTS

Dick Buell

Catalina Marketing Corporation - CEO

Rick Frier

Catalina Marketing Corporation - CFO

Jay Parsons

Catalina Marketing Corporation - EVP

Ed Kuehnle

Catalina Marketing Services - President

CONFERENCE CALL PARTICIPANTS

Alexia Quadrani

Bear, Sterns - Analyst

Simeon Gutman

Goldman Sachs - Analyst

Allyn Seymour

Columbia Management - Analyst

Troy Mastin

William Blair & Co - Analyst

Frederick Searby

JPMorgan - Analyst

Todd Van Fleet

First Analysis - Analyst

Matt Chesler

Deutsche Bank - Analyst

Mark Bacurin

Robert W. Baird - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Catalina Marketing Corporation conference call to review Catalina’s fiscal year 2006 third-quarter results. At this time, all participants are in a listen-only mode. Later, we will conduct our question-and-answer session, and instructions will follow at that time. (OPERATOR INSTRUCTIONS).

As a reminder, ladies and gentlemen, this conference is being recorded today, January 26, 2006. Please refer to the Safe Harbor language included in the earnings documents released Wednesday after market close. This call will be governed by the language stated therein.

Now, I’d like to turn the call over to Mr. Dick Buell, Chief Executive Officer of Catalina Marketing Corporation. Thank you, Mr. Buell. Please go ahead.

Dick Buell - Catalina Marketing Corporation - CEO

Good morning and thank you for joining us for our discussion on Catalina Marketing’s third-quarter results. Today I am joined by Rick Friar, our Chief Financial Officer; Joann Freiberger, our Vice President of Finance; and from Catalina Marketing Services, our President, Ed Kuehnle; and Jay Parsons, our Executive Vice President.

Rick will begin by reviewing the third-quarter results, and then I will return to discuss business progress and development. Rick?

Rick Frier - Catalina Marketing Corporation - CFO

Thank you, Dick. The third-quarter consolidated financial results reflect challenges with revenues in the Catalina Marketing Services, CMS, business as well as a one-time favorable reversal into income of 4.4 million of state sales tax accrual in fiscal 2005, resulting in $0.05 favorability in last year’s numbers. Excluding the sales tax impact last fiscal year, earnings per diluted share from continuing operations were $0.29 for Q3 fiscal year 2006 compared with $0.34 in Q3 last year.

Some of the financial highlights for the quarter included - revenues of 97.2 million for Q3 of fiscal 2006 were down slightly year over year. Both Catalina Health Resource, CHR, and Catalina Marketing International, CMI, experience solid revenue growth, partially offsetting the 11.5% decline in revenues at CMS.

Looking at results from a segment perspective, on one hand, CMS manufacturer revenues experienced stable mix for the fourth consecutive quarter, with an increase in historical-based programs. Yet we saw a decline in overall volume of promotions printed during the quarter.

CMS also added over 1000 net new stores in the quarter, most of which were Walgreens and Kmart stores. Given the early stages of channel expansion effort, the impact of this store count increase did not materially impact revenues in the quarter.

CHR had an increase in volume of revenue-generating messages, partially offset by decreases in price per message as a result of product mix.

International revenue growth was outstanding at 21% and was primarily driven by France’s addition of Carrefour this year, as well as increased activity at several other retailers. This was impressive growth as the impact of foreign exchange in the quarter was negligible.

We recognize that direct costs increased by over 7 million to 33.6 million, compared to 26.2 million last year. As a percentage of revenue, direct costs increased to 34.6 from 26.1% in the same quarter last year. 4.4 million of the increase in direct costs over the prior-year quarter is related to the reversal into income of a state sales tax accrual in Q3 last year. Excluding the tax reversal, direct costs increased by 3 million compared with Q3 of fiscal 2005, and as a percentage of revenues, increased to 34.6% from 30.5%.

Part of the increase is due to higher CHR retailer fees as a result of an increase in volume of newsletters printed, as well as a cumulative one-time favorable adjustment of almost 700,000 in Q3 of fiscal 2005 as a result of favorable retailer contract renegotiations last year. We expect full-year fiscal 2006 retailer fee percentage to be better than last year.

CHR also experienced higher commission expense in the quarter as a result of the year-to-date double-digit revenue growth achieved. In addition, we have previously acknowledged the increase in CMS retailer fees that resulted from rate changes previously shared with you. CMS retailer fees as a percentage of revenues are within the range we predicted, under a 250 basis point impact on the division.

SG&A costs have increased less than 500,000 in the third quarter over prior year. As a percentage of revenue, SG&A investments were 32.8%, up from 31.3% last year. This increase represents continued investments in the business due to an increase in additional sales force expense at CMS and internationally, and investments in new business development. These increases were partially offset by lower spending on consulting and legal fees as compared with Q3 in the prior year.

Consistent with the first half of this fiscal year, depreciation and amortization was 1.7 million less than the third quarter versus a year ago. As you know, we anticipated this decrease in depreciation based on our limited capital spending in the last two years. We are changing this pattern as we believe organic investment opportunities are attractive.

Q3 operating income from continuing operations of 23.3 million is down 28.5% compared with last year, primarily driven by the prior-year state sales tax reversal, the lower revenues at CMS and the increased retailer fees at both CMS and CHR.

Operating margins were down at 23.9% of revenues this quarter versus 32.4% in the same quarter a year ago. Excluding the impact of the prior-year state sales tax issue, operating income was down 17.3%, compared with the prior year, and operating margins were at 23.9%, compared to 28.1%.

Catalina continues to invest in the business through a strategy that we believe is focused on innovation, manufacturer value proposition improvement, retailer value proposition enhancement and stronger consumer value.

Looking at taxes, third-quarter consolidated provision for income taxes of 8.7 million, was relatively stable at 38% of pretax income from continuing operations, compared to 12.4 million or 37.8% last year.

Turning to interest, we reported almost 400,000 of net interest expense during the quarter, which was a 600,000 swing over the same quarter last year. This was primarily a result of lower outstanding investments as we utilized our cash for internal growth projects, share repurchases and payment of dividends. This is consistent with our prioritization of cash use that we have previously shared with you.

Moving to cash flow and liquidity, cash flow generated from operating activities increased to 30.3 million in the quarter, compared with 29.3 million in Q3 last year. Capital expenditures during the quarter were 14.9 million, compared to 6.8 million in the prior year. Over 80% of this spending was related to growth initiatives supporting our growth investment strategy.

Cash balance went up from 22.7 million at September 30, 2005, to 32.6 million at December 31, 2005. The increase in cash was due to the positive impact of the working capital and increased borrowings, partially offset by the cash used for capital expenditures, dividend payments and share repurchases.

During the third quarter of fiscal 2006, the Company borrowed 14 million of U.S. debt, translated into a modest consolidated debt at December 31, 2005, of 48 million. The Company will continue to borrow to fund both growth initiatives and opportunistic share repurchases.

Consistent with our stated cash priorities and our overall goal of maximizing returns to our shareholders, the Company repurchased shares totaling 5.1 million in the third quarter, bringing the fiscal 2006 year-to-date share repurchase total to over 3 million shares purchased for a total of 75.2 million. At December 31, 2005, there was $80.6 million remaining under the current share repurchase authorization. The Company also paid a $0.30 per share annual dividend during the quarter, totaling 14.5 million.

Simultaneously, we are beginning to execute against our highest cash priority — organic growth. Catalina currently has commitments for new printers to fuel our growth initiatives, including upgrading grocery stores with a color printer project and continued expansion into two adjacent channels, specifically drug and mass. We expect these growth initiatives will deliver returns that exceed our cost of capital, creating increased shareholder value.

Looking forward to the rest of the year, while we don’t give guidance, there are a few items we can provide you for modeling purposes. Expect that our full-year tax rate will be around 38%. We believe that CapEx for FY ‘06 should be around 60 million. This amount will be dependent upon the timing of certain initiatives and, as we stated throughout the year, could possibly go higher.

In addition, looking forward to fiscal 2007, the investments in color, channel expansion and new geographies are expected to increase our CapEx to over 100 million, likely resulting in a complete utilization of our expected free cash flow, depending on the timing of these initiatives.

I’ll now turn the call back over to Dick.

Dick Buell - Catalina Marketing Corporation - CEO

Thank you, Rick. Catalina’s focus to drive financial success continues to be in line with our long-term growth plans. Clear evidence of this can be found in both Catalina Health Resource and Catalina Marketing International, where both divisions saw sustained success in revenue growth in the third quarter.

Catalina Marketing Services’ revenue performance was affected by some of the same issues that influenced performance during our second quarter. Over the past nine months of this fiscal year, progress has been made to define, build and strengthen the foundation for Catalina’s long-term growth and profitability.

Innovation in growth investments and physical assets, human resources, and new products and services that are underway will become even more apparent over the long term. Controlling costs remains a priority and strong focus across the organization. Upgrading our organization is a continuous improvement process that is paying dividends.

Now I’d like to address each of our three core business segment relative to the third-quarter performance. While Catalina Marketing Services, or CMS, experienced a challenging third quarter, which was consistent with the message we shared in prior quarters, we continue to be encouraged by the improvements underway that will impact the fourth-quarter performance.

CMS delivered revenues of $58 million during the third quarter, a result that fell short of our performance in the prior year. We believe that three primary factors contributed to this quarter’s decline. First, reduced marketing spending in key brands, which was driven in part by the increase in fuel and commodity costs. More specifically, many of our CPG clients continue to be affected by rising oil, transportation, packaging and production costs, resulting in stringent controls over our print overages.

As many of you know, cost reductions, staff restructuring, announced price increases and broad marketing cuts were executed across our client base. These combined events altered spending by Catalina CPG clients in the last quarter of calendar ‘05.

Second, as we have referenced in prior communications, the discontinuance of selected product lines also put pressure on our revenues. The third issue resulted from Catalina’s decision to redirect focus on service communications of non-CPG customers.

In contrast to these points, Catalina Marketing Services had the strongest annual manufacturer renewal season in the Company’s history. Similarly, the retail renewals continue with remarkable success. With CMS’s top five retail partners signed to multi-year contracts, we now have 87% of our network secure. The Catalina CMS retailer and manufacturer customer foundation has never been this secure, sound and encouraging.

Our planned expansion beyond CMS’s traditional grocery channel includes installing the Catalina network in 6000 additional non-grocery outlets by December ‘06. This new adjacent channel expansion initiative is already underway, and the product and channel plans of this new era of growth remains on target.

CMS’s access to front of store in drug retail, as well as expanded access in mass, market retail, and new tests in convenience stores position the Company’s renewed commitment to network growth and value proposition improvements to manufacturers, retailers and consumers.

Organizationally, we continue to intensify the market focus in CMS through a broader and stronger sales force. This is necessary to support the exciting new business model that includes new and incremental manufacturer and retail sales support through our expansions in mass, drug and convenience stores.

In CMS, we continue to build on the sustaining success of Catalina Category Marketing, or CCM, having gone from 66 programs in its inaugural year of ‘05 to 126 signed contracts during the first nine months of this year — validation of the trade and manufacturer value proposition CCM brings to the market. We believe the current CCM pipeline reflects the potential of the program’s ongoing success and future growth.

This year’s investments in our new business development efforts are being directed toward building new products, expanding into new adjacent channels and creating new networks for future growth. In support of our focus on new and adjacent channel expansion, over the year, the Catalina Marketing Network is scheduled to include almost 23,000 live stores, up from 17,788.

This expected increase includes the completed installation of both Walgreens and Kmart stores. These new retail partners are excited about Catalina’s targeted behavior-based marketing solutions and are confident we will help drive their customer frequency and transaction volume. Equally important, Catalina’s manufacturer clients are also confident and encouraged with these channel additions and accompanying growth.

Bringing you up to date on our progress on expanding into the convenience store channel, yesterday we announced a new pilot test with Murphy Oil. This test will run in approximately 50 gas stations located in Florida beginning in early 2006. Expanding the Catalina network into this channel provides yet another solution to today’s time-starved consumers looking for convenient ways to meet their shopping needs.

Lastly, but most importantly, Catalina’s new full-color, full-graphic communication, which we consider to be one of Catalina’s most innovative new products ever, will provide superior product and brand representation for manufacturer and retail partners. We have already shared that Catalina’s new color printer installations will begin mid-year, and simply stated, manufacturer and retailer responses have been encouraging, as evidenced by the strong client contract renewals I referenced earlier.

By expanding and offering full-color, full-graphics communications to our clients, Catalina’s relative market opportunities and applications have the potential to strengthen and broaden both our retailer and our manufacturer participation. In fact, many of you may have seen the recent article in Supermarket News about our color printer initiative. Significant announcements and customer discussions unfolded just this past weekend at Food Marketing Institute’s midwinter conference, as well as the joint Catalina and Epson press release issued a couple of weeks ago.

Our color print commercialization initiative is a key strategic, financial and organizational priority and will be the focus of the entire Company in the upcoming months. We recognize and understand that this large investment being made in the color printer initiative, around 100 million in capital expenditures, as well as investment in human capital, creates an increased appetite for information with regard to the status of our progress. We need to share we are excited about this initiative and would like to provide some additional detail.

One, we are currently piloting the color printer proof of concept prototypes in 20 grocery stores using beta test printers. We have gained valuable operational and executional learnings from these pilots. These learnings have been incorporated into the design of the production-quality printers.

Second, the new production-quality full-color and full-graphic printers have been developed with innovative breakthrough technology in conjunction with Epson and will operate with outstanding operational ease and will print equal to or faster than our current thermal black and white printers in our network today.

Third, we are well underway measuring communication awareness, trial, repurchase response rates and consumers’ reactions to color prints. While today, it is premature to share the quantitative results publicly, as we are still validating the numbers, the reaction to date has been remarkably favorable.

Fourth, the installation of new color printers is planned to begin in mid-calendar ‘06 and will continue through the end of calendar ‘07.

Fifth, we plan to replace over 140,000 printers in our existing retailer network.

Sixth, the important color printer capital investment and rollout will utilize a significant amount of our free cash flow in our next fiscal year.

Seventh, an appropriate price increase has been initiated and is underway to ensure acceptable returns for the capital and expense associated with this new and improved communication execution. This new price has been well-received in the marketplace.

Finally, we expect color prints will create new opportunities to expand current promotions, capture new advertising placements and serve as an integrated vehicle to combine advertising, education, information and promotion for manufacturers and retailers.

As you can see, not only are we excited about the future of Catalina’s color communication, our customers are reenergized about how the new concept can amplify the desire to increase targeted consumer communication effectiveness and efficiencies.

Moving on to Catalina Health Resource, or CHR, this business unit continues a solid pattern of revenue growth with its useful, targeted direct-to-patient communication tool called PatientLink. We currently distribute PatientLink to over one-third of all U.S. scripts and partner with 14 of 15 top pharmaceutical companies and 44 of the top 100 pharmaceutical brands.

Third-quarter sales are up 6.5% over prior year due to increasing penetration in the pharmaceutical and over-the-counter drug categories. Year-to-date revenue at CHR is up 10%. New revenues are attributed to securing new brand contracts, signing additional pharmaceutical manufacturers and incremental additions to the CHR network with the growth of core drug retail chain additions.

The success of PatientLink communication comes at a time when pharmaceutical market is moving to more educational and clinical communications directly to patients. CHR’s PatientLink brand very effectively meets this growing customer need. The value proposition CHR offers, targeted direct-to-patient communication, is an effective alternative to the traditional mass DTC advertising. As CHR continues to grow, it will be important for the business to remain on the leading edge of marketplace and regulatory developments.

As we have mentioned before, to help Catalina Health Resource address these important issues, Tommy Thompson, former U.S. Secretary of Health and Human Services, is the Catalina designated Chairman of a new health advisory board formed at Catalina Health Resource. This relationship is increasingly important and valuable in the strategic direction of several of Catalina Health Resource’s priorities, especially relative to government initiatives that seek to inform and educate consumers about health-related topics specific to their individual health concerns and needs.

In Catalina Marketing International, we have seen significant success with network store installations during the third quarter. Intergamma, which owns three separate do-it-yourself retailers in Holland and Belgium, went live earlier this year on the Catalina network. Holland and Belgium were both new geographies for international this year and are clear signs of actions and successful results to support the overall Catalina strategic plan to enter into new channels and new geographies. This is a significant strategic move forward in this important consumer channel, and this is the first step under our current strategic plan to enter a new country. There will be more to come in global growth.

The installation and startup with Carrefour, the world’s second-largest retailer, as well as France’s largest hypermarket, have been completed this fiscal year. Internationally, we are installed in nearly 7000 stores across seven countries and have unique insights and access to 25 million consumer households.

This is a significant accomplishment for Catalina and our strategic goals for Catalina International. Globally, Catalina is now installed in four of the world’s top five retailers.

Our commitment to international expansion is also clearly demonstrated by our recent announcement that two key experienced senior Catalina executives will be assuming key leadership roles this month — one, Regional Director of Europe and the second as Managing Director of Germany. Both will be relocating to Europe in the next few weeks.

In addition, key management positions have been filled in Italy with a new Commercial Director; Japan with a new President; France with a new President and Director General; and in the UK with a new managing director. These moves clearly strengthen our global management team.

As we look to the fourth quarter, we continue to be encouraged that market introductions and customer support will aid all three core businesses. Entering the new fiscal year in April, CMS will be embarking on the major color printer communication initiative. Midyear, commercial installation of color printers will begin.

In addition, the Walgreens and Kmart installations will be well underway, with significant resources employed to once again grow the Catalina network. The convenience store tests will be underway, and we will manage these tests to better understand how our customers and consumers can benefit from Catalina’s programs and support.

Health Resource and International have solid business bases to continue new product successes, new geographic entries and overall top- and bottom-line growth. As we prepare for fiscal ‘07, capital and resource investments will be made to strengthen the foundation for Catalina’s important long-term business growth. The organization is focused on additional investments, which will be evident on our income statement and on our balance sheet as we roll out our full-color and full-graphics printing capabilities.

While the overall expected return on this project is financially attractive, we see the timing of these strategic investments preceding the related anticipated revenue growth. This will impact operating income in the next fiscal year.

Our entire organization is excited, committed and focused on our long-term revenue and profit growth objectives through the introduction of new products and services, entry into new channels, as evidenced by the ongoing installations at Walgreen and Kmart, expansion into new geographies, and the pursuit of new networks.

I will now take questions from our audience.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Alexia Quadrani.

Alexia Quadrani - Bear, Sterns - Analyst

It is Alexia Quadrani. I have a couple of questions. First, it sounded from your comments that the weakness at the end of the calendar year this past quarter in the manufacturers may likely continue in this coming quarter, just given the reasons we’re witnessing — the high oil prices and stuff like that. If you could comment on that, if that is true?

Second question is if you can talk about the renewal season that you — you had such a great renewal season. Is the terms of the renewals with the manufacturers roughly the same as what they have been in the past?

And then a third question is just if you could comment on the different — I guess your assumptions for the different profiles between the Walgreens and the non-grocery store type of retailer versus your traditional grocery store type of retailer in terms of number of categories you feel that you are likely to penetrate, number of coupons printed per month and maybe pricing.

Jay Parsons - Catalina Marketing Corporation - EVP

This is Jay Parsons. I will answer the first one, and I’ll let Ed answer the third one. The weakness in the manufacturer — what we saw is really a back-half phenomenon this year, and I think, as has been published in many of their reports, they have made adjustments with the expectation of 60 to $65 oil prices and commodity prices.

You’ve seen a number of price increases, proactive restructurings to control costs. And my sense is that they are going to spend fairly aggressively in the first half of next calendar year. So I don’t think it is an ongoing problem.

Now, that does not assume oil prices stay at $70 a barrel. So there’s obviously a caveat to that statement. But we are seeing a renewed interest in spending. And I think for the most part my sense of this was they had unanticipated costs that they had to manage against in the second quarter of the calendar year. They’ve since put the plans in place to manage against that and are interested in spending against the consumer again at the first half of next year, which would be reflected in our fourth quarter.

The renewal terms were the same. The goals and objectives were the same. Quite honestly, in my 10 years here, it’s the best renewal season we’ve had, and it was exciting to be able to sell against the new initiatives.

Channel expansion allowed us on currently contracted categories to take up our minimums pretty aggressively, based — in certain categories that were really relevant to the drug and mass class of trade, and that was very helpful. And our ability to reflect color pricing in the back half of the year also allowed us to work against increased minimums. So those factors and the general excitement around the improvement in the quality of consumer communication led to what was just an outstanding renewal season for us.

And now I will turn it over to Ed for the assumptions on categories for mass and drugs.

Ed Kuehnle - Catalina Marketing Services - President

We have, with mass and drug coming in, we have basically three buckets, is the way we are looking at the increased utilization of categories. First, we have existing clients that are large multidivisional and multicategory clients that are now starting to take on more categories or cycles in the segments that haven’t been as big in terms of the grocery area for them.

Then — so the second bucket is that we are moving into some clients that we do business with currently, but in the areas of analgesics and cough and cold and beauty products, they are starting to pick up more interest and starting to contract more against those cycles as well.

And then there is a third bucket, which is what we are now exploring and digging into aggressively in a business development way, and those are the customers that we have not done any business with at all that are in Kmart, in Walgreens, that will allow us to get into more of a general merchandise and expand into the 200 and some categories that we participate in.

Jay Parsons - Catalina Marketing Corporation - EVP

Just one other comment — this is, again, Jay Parsons — I think one of the things that we’re seeing is a very positive reflection out there as we add a Walgreens, that several of these OTC/HBC manufacturers, we are now installed chain-wide in their number two or number three customer. Historically, with our base in grocery, we did not see a customer in their top five.

So it is very impactful as you move into this channel to be able to talk to people about what they want to communicate at their number two or number three customer. So as you look through the industry and you look at people that Walgreens is a very big customer for, you can see some of the obvious benefits we derive at those customers.

Alexia Quadrani - Bear, Sterns - Analyst

Just one add-on to something you had said before — I may have missed it, and I apologize if you’ve already disclosed this, but did you tell us what the difference is in terms of the price you’re asking — price charged for just the color coupon versus the traditional?

Dick Buell - Catalina Marketing Corporation - CEO

Yes. Alexia, Dick. We have not made that information public. Obviously, we have shared it with manufacturers, because that’s the basis of the new contracts. What we have said to sort of the investment community is we have a good financial return on this business, which says that the price increase is creating a margin that makes this an attractive investment for Catalina and its shareholders.

Alexia Quadrani - Bear, Sterns - Analyst

When you talked about your renewal terms, the price increase you’re getting in the back half of the year is reflective of the color, not necessarily reflective of your traditional product?

Jay Parsons - Catalina Marketing Corporation - EVP

That is correct. Pricing for color is reflective in renewal contracts.

Dick Buell - Catalina Marketing Corporation - CEO

And just to amplify it, that’s why we said the market responded favorably to the value proposition that we were offering at that price.

Operator

Simeon Gutman, Goldman Sachs.

Simeon Gutman - Goldman Sachs - Analyst

Back to the weakness in CMS, can you talk about how broad-based it was? Were there a couple of larger players who cut back on spending? And then as a follow-up to that, and Jay, correct me if I am wrong, it sounded like you characterized it as more of a tactical year-end budget adjusting in this most recent period, not more significant structural pressures on your clients. Can you just speak to that a little bit further?

Jay Parsons - Catalina Marketing Corporation - EVP

Yes. It definitely was a back-half issue. And I think it was, in many cases, structural. But they have adapted to that structural impact moving into next year’s plan. So as I mentioned, you saw price increases in the marketplace. You saw long-term changes in cost structures, so that they are back in position to spend against advertising and promotion in a manner that they feel comfortable to support their brands.

And the first part of the question was broad-based, and again, it was extremely broad-based. We saw it across most of our contract holders, that this pressure was on us. It was very difficult to get any overages versus base contracts to finish this quarter. And again, we’re anticipating and we are seeing a different environment through the fourth quarter.

Simeon Gutman - Goldman Sachs - Analyst

Got it. And then maybe ahead of this color rollout, is there any reason to assume that the first half of the year spending from some of your clients will decrease, just to balance out the back half of the year spending? Or you don’t —

Jay Parsons - Catalina Marketing Corporation - EVP

Yes, I think the benefit that we’re seeing is we’ve got two major initiatives going — the channel expansions, which will be essentially rolled out through the fiscal fourth quarter and first quarter of next fiscal year, are going to drive increased spending in increased categories.

And as we begin to roll the color in the back half of the year, we’re going to see different budgets that we’ll be tapping, including advertising budgets and more local event types of budgets as well, based upon the superior creative that we’re able to provide to those new prints.

Simeon Gutman - Goldman Sachs - Analyst

Got it. And then with respect to CMS again, what kind of relationship or how many calendars are you guys in in SuperValu stores, and do you have an early lead on whether or not they will continue to use those printers in the newly acquired stores?

Ed Kuehnle - Catalina Marketing Services - President

Well, the breakout with the SuperValu and the other partner they have as well, we are in those stores. At this point, it’s very early in the process and the deal, etc., but we don’t have any reason to believe that anything on that is going to change.

Simeon Gutman - Goldman Sachs - Analyst

And then as far as U.S. drugstores go, more about the front end, not the CHR business — can you remind us how many U.S. drugstores you are in and if you can specifically speak to Sav-On and Osco.

Ed Kuehnle - Catalina Marketing Services - President

Sure. This is Ed Kuehnle. There is between 6 and 700 stores that are part of that chain. And again, it is early in the situation. This is not a new announcement that Albertsons was up for sale, so as you can imagine, we’ve done a fair amount of contingency planning and talking with various people in the marketplace. So we don’t anticipate anything concrete at this point. And we are continuing to have discussions.

Jay Parsons - Catalina Marketing Corporation - EVP

I think just to add some numbers around it, we will be installed chain-wide in all of Walgreens, which is today somewhere in the neighborhood of 5000 stores with a regular aggressive expansion plan that Walgreens has stated. We will install as new stores come online. There are 6 to 700 Oscos that we are installed in today, and need to understand the position on those long term with the new acquisition. And we have regular dialogue with some other key drug retailers, exploring opportunities as to whether or not the Catalina system would make sense for them.

Simeon Gutman - Goldman Sachs - Analyst

Got it. And just one last one for Rick. I know that you mentioned that your free cash flow was probably going to diminish substantially in light of the printer investment. What will your priorities be with cash when that occurs? What is going to be the status of the dividend, share buyback and then debt paydown?

Rick Frier - Catalina Marketing Corporation - CFO

We are going to continue the course or stay the course with our priorities. We are going to continue to invest in our growth initiatives. That’s our top one. Our second one is the share repurchase program, third, dividends, and then M&A activity is a distant fourth. So we are going to stay, as we’ve said before, with those priorities.

Operator

Mark Bacurin, Robert W. Baird.

Allyn Seymour, Columbia Management.

Allyn Seymour - Columbia Management - Analyst

I’d like to drill down a little further on this contract overage stuff. If I understand correctly, your consumer goods company is basically — are watching their wallets, and therefore they only are going to allow you to do whatever they have contracted for as opposed to additional coupons. Is that how I understand that? And that is continuing?

Jay Parsons - Catalina Marketing Corporation - EVP

Typically, what occurs is our manufacturers sign a contract for what we refer to as a contract minimum. And it allows them a level of exclusivity to communicate to category purchasers issuing coupons and communications on their brand.

Historically, we have always worked with these companies and exceeded what is referred to as a contract minimum by getting additional programming above and beyond what the contract minimum is.

This back half of the year, beginning in the June timeframe, we really saw a concerted effort to restrict those typical overages as a cost control measure and stay specifically against their most important strategic targets, prioritizing who they were going to communicate with.

Again, we think that our manufacturer customers put in place new plans to adjust to higher commodity and fuel transportation pricing by means of restructuring and price increases, so that as we move into this new calendar year, which would be our fourth quarter, we don’t see that same type of pressure in a new budget year.

Allyn Seymour - Columbia Management - Analyst

My second question has to do with kind of the flow-through of the increased capital spending on your income statement. I presume that that capital spending doesn’t really — the flow-through doesn’t really happen until the new color printers are installed. And then as you go forward, the D&A related to that flows through the income statement as you go forward. Is that correct?

Rick Frier - Catalina Marketing Corporation - CFO

That is correct. I would add, though, Walgreens and Kmart do influence our depreciation. Those stores we’re pushing along here. So that is going to start taking effect. And you’ll start to see in the depreciation numbers, shifting, certainly as you’re saying, in next year, fiscal year.

Operator

Mark Bacurin, Robert W. Baird.

Mark Bacurin - Robert W. Baird - Analyst

A couple things — I know you guys don’t want to give specific guidance, but Dick, you’ve made the comment that with the strong renewals that you guys have seen that you do expect an improvement in Q4. But on a relative basis, you just did negative 11 in the current quarter. So is improvement something less negative? Or are we actually flipping to positive year-over-year growth in Q4?

Dick Buell - Catalina Marketing Corporation - CEO

We’re looking at positive growth. You know what? We have been able — I think you heard my colleagues talk about some of the dynamics that have been going on this year. And I try not to be too finite in the communication, but we have said for a couple quarters, Mark, that, you know, we’re doing a lot of things, we are investing, we’ve got some ups and downs, we’ve got some market swings, but we believe the fourth quarter will be a quarter which you will see some of the new investments and the new ideas bearing some fruit.

And I think that’s really where we are here today. We are in a third quarter that was coming towards the end of the year. We had some other cost factors affecting marketing spending. I shared roughly a year ago today that we were going to start investing on the income statement to make new things happen.

And while that is not in full force, some of that is happening on the investment side of some additional operating investments to install new printers in the Walgreens and Kmart. And we’re putting in some additional support for color that has to be in place today under SG&A. We need to put in some additional salespeople because we’ve got new health and beauty and personal care customers that we didn’t have a year ago.

So it has come to a quarter where, frankly, we are not surprised, but we are disappointed to the extent that we are trying to establish sustained growth. But we are very pleased with the investments that have been made and they’re now going to start to show up. And the fourth quarter is not less of a downer. We actually see with — really, as you look at our numbers, approximately 40% of our revenue is coming from International and Health Resource, and those units are performing extremely well.

And as we start to see the turnaround and the new growth once again being part of Catalina Marketing Services, both in terms of network, in terms of CCM as a successful product, and the whole concept of moving into new adjacent channels, we’re seeing excitement, not just inside the Company, but from our customers, that I think once again we’re going to start taking steps forward in reestablishing the growth.

And we hope that the fourth quarter is part of that. And if you think about it, we are here in January, so we feel that good, solid steps are being made, that the fourth quarter will be an improvement over the prior year.

Mark Bacurin - Robert W. Baird - Analyst

And just to be clear, when you say positive, understand that obviously Health Resources and International should continue to grow, is CMS in and of itself expected to be positive as well?

Dick Buell - Catalina Marketing Corporation - CEO

Yes.

Mark Bacurin - Robert W. Baird - Analyst

Great. Second question. On the color printer opportunity, it sounds like you already have had some contracts signed where color is a component of that contract. And I know you don’t want to talk about specific pricing, but you made the comment that your ROI is expected to exceed your cost of capital.

And I’m just wondering — in that analysis, are you baking in simply the premium upcharge as the primary driver? Or are you also banking on new added volumes that could be drawn to your programs once color is in place?

Dick Buell - Catalina Marketing Corporation - CEO

Like any major investment, Mark, we have good grasp of the price increase. We have a good grasp of the cost structure. And we have been modest and conservative in what we think we can do with incremental business.

But we all believe, based on not only the testing, but our customers’ feedback, our response on quantitative research, on qualitative focus group research, that we have an opportunity to expand our relevant market that we will pursue. But we have not built this project around aggressive, liberal volume growth. We’ve done it with what we believe is prudent understanding of the price and cost structure and reasonable assumptions around volume enhancement.

Mark Bacurin - Robert W. Baird - Analyst

And then just finally, historically the pattern of your business has always flowed where you start first quarter of your fiscal year fairly low and then you ramp throughout the year, and that has not been the case this year. Do you expect, as we move into ‘06 and ‘07, that you will see a return to more normal levels? Or are there other items that, with some of these expansion channels in health that are changing the mix, that that will not be normal case going forward?

Jay Parsons - Catalina Marketing Corporation - EVP

Mark, this is Jay. We would expect to revert back to a more normal pattern, because it is being driven specifically by these initiatives that will continue to build on one another through the course of next year.

Operator

Troy Mastin, William Blair & Co.

Troy Mastin - William Blair & Co - Analyst

Wanted to ask about your statement regarding the timing of investments preceding the payoff. Just want to clarify your statement that this will impact operating income in ‘07. Does that mean we should expect to see a decline in operating income in ‘07?

Dick Buell - Catalina Marketing Corporation - CEO

Troy, this is Dick. Right now, we’re laying out the ‘07 plan, as well as the spread. And I think, again, Mark referenced the caveat a while ago - we don’t give specific guidance. But at the same time, I think it is important to try to share what we can in this regard.

What we would say right now is that clearly, we’ve got capital and expenses that need to be going on this quarter and the next four or five quarters that will precede the normal flow of the resulting revenue. And with that, that will impact our operating income. And quite honestly, it will constrain our operating income.

And what we would probably say is that as we look out to our fiscal year 2008, we would expect to resume operating income growth in 08, and that in a general term, we don’t have the operating income completely tied down by ‘07. We don’t see it as a significant negative, but our ability to follow our sort of three-year stated goal of mid-single-digit sales growth and lower-end double-digit profit growth will still stand in place for the long term.

But as of right now, and you can fully appreciate everything that’s going on, we will not deliver those kind of numbers next year. We will be in a year of transition to move from what we have been doing in terms of overall profit growth and EPS growth to get to ‘08, when, again, we would look to EBIT or operating income growth to resume once again.

Troy Mastin - William Blair & Co - Analyst

Question on the color printers. I wonder if you could give some insight how the conversations have gone with manufacturers there. Specifically in all of your renewals, have you embedded a color component? The component that is color, are you getting the full increase in price that you think ultimately will take place as you move to 100% color? And can you give some idea of what percentage of the prints in calendar 2006 you think will actually be color prints, based on your capacity to produce color prints? And then how would that look in ‘07?

Ed Kuehnle - Catalina Marketing Services - President

Troy, this is Ed. And I will also — Jay I know will want to comment on this. But the customers have all been presented, and the response has been I would say almost unanimously excited and pleased with where we are going with it. And that’s both manufacturer and retail.

And Jay’s team did a very good job — an excellent job, obviously, as stated by Dick’s renewal numbers, in the past four, five months getting everything lined up as we go forward. And then we have also built — we’re building the budget right now with some expectation around what the mix would be between — with color prints and what the expansion will be.

But right now, we just also came off of the midwinter conference that Dick referenced. And again — the executives from the manufacturer and the retail clients were all very excited about it and really see this as a major strategic improvement as we go forward.

Jay Parsons - Catalina Marketing Corporation - EVP

Just to add qualitatively, it has universally been applauded. People are excited about what it can do. We’re now having conversations about delivering brand-building, equity-building messaging, which includes a call to action in the form of an incentive, in many cases, as opposed to previous conversations that Catalina distribute smart coupons.

So it’s really a very big strategic shift in terms of how we are viewed in the industry. And I think there is a general sense, what I’m hearing from the senior level, people that I’m speaking with, all the way down through the folks that execute against this, that there’s a general sense to look for more measured media, and that Catalina is falling pretty favorably in terms of that strategic viewpoint.

In terms of the percentage of prints that would be allocated towards color, obviously that is dependent completely upon the rollout schedule, which has not been completely finalized. And at this point, we won’t provide a number on that. And I will wait until we get closer to maybe give you a little bit more insight on that.

Troy Mastin - William Blair & Co - Analyst

I am assuming written into the contract, though, is a price increase for the prints that are color. And are you getting the price increase that you expect to get long term, or do you have to effectively discount the product in the early stages?

Jay Parsons - Catalina Marketing Corporation - EVP

No, we are not discounting the product in the early stages, and we are getting the price increase we went to the market with.

Troy Mastin - William Blair & Co - Analyst

And is it fair to assume in this renewal season it is a pretty small minority of the print volumes? I guess I am trying to understand, while there’s been excitement around most of the manufacturers about the product, are we talking 2, 3% of the volume in ‘06? And really the litmus test is going to be in ‘07, when the volume in color is going to go up meaningfully. Can you give any at least qualitative commentary there?

Dick Buell - Catalina Marketing Corporation - CEO

Yes, you know — this is Dick — to Jay’s point, obviously as the printers go in, we’ll get — and our planning is putting bookends, Troy, on trying to define what this is. But it’s not 2 or 3%. It is a material number. And so it’s not like this is a trickle or sort of a teaser year in terms of color.

Obviously, the more printers we get in, we have customers waiting on going to color. So the more efficient and effective we can put the printers in, the more revenue we are going to get. We’ve just got to make sure that as a management team, we don’t overstate that, because again, it will have a positive impact on our total revenue, and we don’t want to over-plan yet. We are putting boundaries around the possibilities of how many printers can go in between midyear calendar ‘06 and the end of our fiscal year. That’s the trajectory over the installation. But trust me, anyplace that we can print color for a retailer or manufacturer, they want to print as soon as we’ve got a printer there.

Troy Mastin - William Blair & Co - Analyst

And then finally, you’ve talked about sales force expansion for new channels. Can you give us some idea how meaningful this would be, maybe size it relative to your existing CMS sales force, and give an idea how this ramp will look in terms of timing — when you will be fully staffed for the two new verticals, to the extent that you have to staff new?

Ed Kuehnle - Catalina Marketing Services - President

Troy, we have a — one positive aspect of the model that we have right now is that as we expand into non-foods, we can leverage existing coverage already. So if you think about those large manufacturers that have health and beauty care divisions within their companies, we’re already there as it is. So there’s really not a need for significant incremental coverage to start with. So that’s efficient and it is a profitable way to expand the business.

We are adding some heads, and have already, to tackle some of the clients that have not been a large client of us to date because of the network design. So in those cases, we are adding some people that have health and beauty care-specific backgrounds to call on those clients. And then we also have added a couple of people too, but we have been pacing them so that we are not adding them all at one time.

And another couple of people will be joining us, as an example, in the next 60 days to take on that third bucket of clients that I alluded to earlier that either we have never called on or have never been on their radar screen as a marketing solution. And now, literally as recently as yesterday, we are getting feedback from some of the Walgreens people that we need to connect with these vendors because they are looking to participate as quickly as possible into the Walgreens network.

Troy Mastin - William Blair & Co - Analyst

So it’s fair to say there is not going to be a doubling or something like that of the sales force? It’s going to be pretty targeted, modest increases?

Ed Kuehnle - Catalina Marketing Services - President

Yes.

Operator

Fred Searby, JPMorgan.

Frederick Searby - JPMorgan - Analyst

It is actually Frederick Searby of JPMorgan. That’s all right. Anyway, a couple questions for you guys. You’ve touched upon some of them. Albertsons, I’m curious as to what — if you can walk us through what your assumptions are in some of the stores that are going to go dark and how that will play out? And give us maybe some insight into contracts you have and what happens there with the business disruption.

Can you — you’ve touched upon this, again, but just to be clear, you’re guiding for growth now, and it’s a pretty sharp reversal from the 11% decline in fourth quarter — I mean, third quarter, your December quarter and your fourth quarter, March — you are seeing growth. How has January gotten off for you?

And given what’s happening with your stock, you’ve talked about a recap. You rejected it. I know you have a CapEx kind of expansionary program here, but you are underleveraged. Where are we on that point?

And then finally, I am somewhat perplexed with the contention that this retailer splits gross only had a 250 basis point hit to gross margins, given the fact that it looks like they were down 400 basis points, and yet at the same time, there’s been a mix shift to the loyalty card, which are higher CPM. So I’m trying to figure that out, if you can help me understand what the other factors weighing on gross margins are.

And then finally, in terms of price increases, we’ve talked a lot about you had a great selling season — what in terms of beyond whether color is built in or not, what kind of - on just the core base product before you shift, upshift to color, is there a price increase built in there?

Ed Kuehnle - Catalina Marketing Services - President

This is Ed. First of all, Dick did mention early on in the call that we do have 87% of our network locked up nicely right now, which is a very strong position to be in. So we are pleased with that and the timing of that.

As far as the overall Albertsons design, the SuperValu part of it with some of the Jeff Noddle interviews and statements there, we are very — we are well-entrenched with a lot of these chains already — the Philadelphia Acme banner, Jewel, etc. So right now, that’s an integral part of a marketing solution. And we can’t predict anything by any means, because we have to see how everything plays out with it. But right now, that is an integral part of it. And we are in discussions with them.

As far as the other part of the group, the Cerberus group as well, we are an integral marketing solution for all the stores in Texas and California, and bringing consumers back into those stores on a regular basis with our network. So can’t really completely predict that, but again, integrated into it as well.

The part that we definitely cannot predict is there’s various estimates of what stores they are going to keep or not keep. And we really don’t know that at this point, and more of that will just unfold as we go forward.

Rick Frier - Catalina Marketing Corporation - CFO

I’ll talk to the recap and the 250 basis points questions. On the recap, as you mentioned, Fred, we are going to start levering up the balance sheet with all these capital expenditures and growth initiatives. We continue to — we will continue to execute on our share repurchase program also. So the debt levels will be increasing in the Company. And we will use our debt that way. We’re not going to do a one-time recap.

On the 250 basis points, just to make clear what that statement is, it’s 2.5 percentage points on the margin for CMS business only. That’s what we said was going to happen. And we are a little bit under that. So we’re coming in where we thought we would and what we suggested. The effect on the total corporation is roughly 1% or so on margins. So I don’t know if that is clarifying your question, but —

Frederick Searby - JPMorgan - Analyst

No, the other gross margins were down 4% year on year. So I’m trying to figure out where’s the big — you should be getting price increases generically. Maybe you’re not. But where’s the other 3%?

Rick Frier - Catalina Marketing Corporation - CFO

Yes, let’s talk about that. In CHR, we had a couple situations of one-timers that clearly affected the direct cost line. $700,000 was for a one-time favorable adjustment last year on renegotiations of retailer fees. So we accrued certain amounts that we had to relieve into the P&L as income last year — so $700,000 there.

And then also on commission expenses — is affecting the number this year versus last year, due to the growth of the business. So those make up over $1 million right there and influence the margins of the business. CMI is roughly flat year over year. And that’s because we are investing in the business there for sales force to grow the business and also some IT costs.

Jay Parsons - Catalina Marketing Corporation - EVP

And finally, Fred, the last question on price increase on base thermal prints — nothing significant to report there. We essentially maintained existing pricing on base level contracts on the thermal during the renewal period.

Frederick Searby - JPMorgan - Analyst

And then, it sounds like there is a sharp reversal you are talking about, Dick, in the fourth quarter after pretty much a very difficult, borderline really disastrous third quarter. So I’m just wondering what are you seeing in January? Do you have any read whether that’s giving you more kind of a comfort with that prediction?

Dick Buell - Catalina Marketing Corporation - CEO

Yes, the revenue growth that we are anticipating in the fourth quarter for CMS has several factors added. One is we believe some of the issues that we were talking about with our clients or our customers are being addressed as they have taken actions to offset some of the cost increases that have happened to them for the last six months, driven in many cases by the price of oil.

Secondly, as you know from studying our Company for several years, when we go to the new calendar year — well, it’s our fourth quarter — the new calendar year puts our CPG clients in a position where they start out with fresh new budgets. And typically, that’s not the quarter that they make the cuts. If they’re going to make the cuts with price pressures or margin pressures, it happens in the third and fourth quarter — part of what we’re telling the story on today.

So as we have moved to the first quarter, we see we do have some Walgreens and some Kmarts that are coming on board. We have a new fiscal year for our customers. And we believe some of the pressures that have impacted their costs and forced their restricted marketing spending have now been addressed in many of those companies. And that is fundamental to our optimism that exists.

If you think about it, too, we do our renewals in September, and therefore those renewals that year start in January. So some of the success that we’ve been sharing here today about manufacturer renewals is going to start to show up as we head into the month that we’re in right now and the quarter that we’re in right now.

Operator

Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis - Analyst

Just wanted to see if Walgreens added any revenue during the December quarter and what your expectation is for the March quarter.

Dick Buell - Catalina Marketing Corporation - CEO

In an absolute answer, yes, but minimal — negligible. You would not be able to see it. But we do have printers running and there is revenue coming from Walgreens. That is the stage we’re at right now, Todd.

Todd Van Fleet - First Analysis - Analyst

So more meaningful in the March quarter than the December quarter, but nothing that is terribly significant? Is that fair to say?

Dick Buell - Catalina Marketing Corporation - CEO

It will definitely be in the March quarter. The degree of significance, again, depends on our rate of installations, which is a high priority for Walgreens and Catalina right now, day by day, week by week.

Jay Parsons - Catalina Marketing Corporation - EVP

Todd, to maybe add some perspective — Jay Parsons again — if you will recall, we announced the Walgreens installation March/April timeframe of last year. It allowed us to begin selling it to our manufacturer partners who were in calendar year ‘06 planning.

So the effects of getting into their budgets would start to be seen in Jan., Feb. and March, and as we ramp stores, we will begin to execute against some of those contracts that we signed, several of which categories we sold out annually. So you will see a build as we get the store count ramped up.

Todd Van Fleet - First Analysis - Analyst

Fair enough. And just want to ask you — how do you think about the incremental margin in this business? It sounds like, from what you’re saying, that you’re going to have a pretty nice step-up revenue-wise in Q4 relative to Q3. And when you think about the incremental margin, historically the Company has kind of shown EBITDA margins in the mid-30% range. Should the incremental margin be meaningfully different from that, positive or negative? And I am assuming — I guess I’m thinking it should be more positive, but maybe you can share your thoughts on that.

Dick Buell - Catalina Marketing Corporation - CEO

Yes, I think, you know, one of the fortunate things about Catalina Marketing, even as we look across all three businesses, the International, because the scale is a little bit lower, and the current margins coming out of CHR are strong, but also at a sort of an opportune time in terms of their scale. And CMS has continued to through the years demonstrate strong margins. And now that’s being challenged until we really get new growth initiatives put in place.

All said and done, those are very attractive margins, as you well know. The quality of the earnings, the cash flow that comes off of those businesses and off of those margins is something we are pleased at and we manage very closely.

Going forward, to assume that we can continue to create margins that are at those percentages, that is — it might be a goal, but it’s not what is necessary to increase shareholder value. So as we look at it, we want to add gross margin dollars. We want to add operating income dollars. And we want to add EBITDA dollars that are reflective of investing our money that will truly add value to the shareholders. And that will happen as we provide conservative assumptions and strict discipline on the numbers to approve only those projects that do exceed or substantially exceed our cost of capital.

So going forward, I think we will see sales growth as a result of these initiatives. We will see growth in terms of gross margin and profit dollars. To say that they are going to happen at the historic gross margin or operating income margin number is unlikely. But we still believe they are very attractive and that we will add value to the shareholder with these investments.

Todd Van Fleet - First Analysis - Analyst

Thanks for that. And on the International front, it sounds like you had a fair number of management changes. If I could ask you about the timing of those management changes, and I guess the timing, I guess, is helpful to know.

Dick Buell - Catalina Marketing Corporation - CEO

International is clearly an area where we want to provide growth. And the truth is some of our senior-level people need to be more focused on growth. And so we needed to add professional management skills to run the everyday business to help re-up our leaders to look at new customers and new geographies. That is what we are trying to do strategically in our global perspective on Catalina.

And so what you’re really seeing is an opportunity — and some of these people came from within the Company that have stepped up to broader responsibilities. Other places we added new people where we needed to supplement the skills. And while the announcements have just been made in the last quarter, I think virtually every one of those except one was already in the Company and being prepared or groomed for those positions and/or simply stepped up into an expanded role.

So it was a quarter where we probably had more announcements, Todd, than necessarily infusion of talent. But it is a way to rebalance the management team that is helping to lead our day-to-day sales growth and profit, and another team that is helping provide the vision, the strategy and the global development into new countries.

Todd Van Fleet - First Analysis - Analyst

It sounds like it’s fair to say, then, that the level of disruption that potentially I guess could be caused by these management changes, personnel changes, you expect to be somewhat minimal, that there should be a fair amount of continuity to the overall, I guess, the management team?

Dick Buell - Catalina Marketing Corporation - CEO

That is an accurate description.

Operator

Paul Ginocchio, Deutsche Bank.

Matt Chesler - Deutsche Bank - Analyst

It is Paul Ginocchio, and it’s actually Matt Chesler for Paul Ginocchio. I guess — the extent to which your CMS revenues in the quarter were affected by sort of manipulations of discretionary budgets on behalf of your clients, it was a little bit surprising to me, given my understanding that Catalina Solutions are highly targeted and measurable and directly tied to —

Dick Buell - Catalina Marketing Corporation - CEO

Matt? Does anyone hear us?

Operator

Yes, sir. It appears we lost his line.

Dick Buell - Catalina Marketing Corporation - CEO

You know what? We will follow up with Matt directly — from Deutsche Bank and make sure that we haven’t cut off his question. But in light of losing that connection, we are going to go ahead and move to our closing.

Catalina’s management is committed to developing and implementing initiatives that will grow the long-term revenue and profitability. That’s what we have been talking about, not only in today’s general discussion, but also that’s been very conspicuous in the questions and the answers here today.

Our vision for the Company remains very clear — we are committed to be that dominant provider of behavior-based marketing solutions wherever and whenever consumer goods and health care products are sold. The expansion we talked about, the new color communications, are clearly steps that support this vision and direction.

We continue to take the necessary action steps to reestablish, strengthen our core business, Catalina Marketing Services, and combined with the sustained performance in CHR and in International, I’m confident we will continue to progress strategically, organizationally and financially.

I want to thank every participant and the audience in total today for the time you have invested. Rick Frier and Joanne Freiberger will be available throughout the day to answer any additional questions you might have. And I look forward to speaking with all of you again in the future. Thank you.

Operator

Ladies and gentlemen, this concludes today’s teleconference. Thank you for your participation, and you may disconnect your lines at this time.